                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               UNC INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         RICHARD H. LANGE, Secretary
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

[LOGO OF UNC APPEARS HERE]                                 UNC INCORPORATED
                                                           175 Admiral
                                                           Cochrane Drive
                                                           Annapolis, Maryland
                                                           21401-7394
                                                           (410) 266-7333


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The 1995 Annual Meeting of Stockholders of UNC Incorporated (the "Company") will be held at 10:00, A.M., local time, on April 28, 1995, at the Park Hyatt Hotel, 24th at M Street, N.W., Washington, D.C., 20037, for the following purposes:

  1. To elect ten directors of the Company to hold office until their successors are elected and qualify;

  2. To vote upon a proposal to ratify the appointment of Coopers & Lybrand as independent auditors of the Company for the year ending December 31, 1995; and

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed the close of business on March 1, 1995, as the record date for the meeting and only holders of record of Common Stock of the Company at that time are entitled to notice of and to vote at such meeting or any adjournment or adjournments thereof.

                                               By Order of the Board of
                                                Directors

                                               Richard H. Lange
                                                  Secretary

March 24, 1995

  IT IS IMPORTANT TO YOU AND THE COMPANY THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON; HOWEVER IF YOU CANNOT DO SO, PLEASE EXERCISE YOUR RIGHT TO VOTE BY COMPLETING, DATING, SIGNING AND RETURNING THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                UNC INCORPORATED
                           175 ADMIRAL COCHRANE DRIVE
                         ANNAPOLIS, MARYLAND 21401-7394

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 28, 1995

  This Proxy Statement, the Notice of Annual Meeting of Stockholders, and the enclosed Proxy are being furnished to stockholders of UNC Incorporated (the "Company") in connection with the solicitation, on behalf of the Board of Directors of the Company, of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on April 28, 1995. The approximate date on which the Notice of Annual Meeting, Proxy Statement and form of proxy are being first sent to stockholders is March 24, 1995. Proxies in the form enclosed which are properly executed by stockholders, returned to the Company and not revoked, will be voted at the meeting and, where a specification is made on the ballot, will be voted in accordance with such specification. Stockholders may revoke their proxy at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary of the Company, or by submitting a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the meeting and elects to vote the shares represented thereby in person.

                            QUORUM AND VOTING RIGHTS

  The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock of the Company ("Common Stock") entitled to vote (exclusive of shares held by or for the account of the Company or any subsidiary of the Company) is necessary to constitute a quorum at the Annual Meeting of Stockholders. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting is required for the approval of each of the matters to be presented to the meeting except for the election of directors for which a plurality is required. Because all matters other than the election of directors require an affirmative vote of a majority of the shares present, an abstention will have the same affect as a vote against the proposal. Only holders of record of Common Stock at the close of business on March 1, 1995 are entitled to notice of and to vote at the Annual Meeting of Stockholders.

  As of the record date, the Company had issued and outstanding 17,545,247 shares of Common Stock (exclusive of shares held by or for the account of the Company or any subsidiary of the Company), which is the only class of capital stock outstanding. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon.

                  OWNERSHIP OF COMMON STOCK BY CERTAIN PERSONS

  The following table sets forth information, as of December 31, 1994, concerning those persons known to the Company to be the beneficial owners of more than 5% of the issued and outstanding Common Stock of the Company.

NAME AND ADDRESS OF                        NUMBER OF SHARES
BENEFICIAL OWNER (1)                      BENEFICIALLY OWNED PERCENTAGE OF CLASS
--------------------                      ------------------ -------------------
Oak Hall Capital Advisors, L.P. (2)......     1,001,726(3)           5.7%
 122 East 42nd Street, Suite 2400
 New York, New York 10168
Dan A. Colussy...........................       962,780(4)           5.1%
 c/o UNC Incorporated
 175 Admiral Cochrane Dr.
 Annapolis, MD 21401

--------
(1) The information set forth above with respect to Oak Hall Capital Advisors was provided to the Company in the beneficial owner's Schedule 13G dated February 13, 1995.
(2) Reporting as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) in respect of shares beneficially owned by its clients.
(3) Sole voting and investment power in respect of all shares.
(4) Includes 507,000 shares with respect to which Mr. Colussy, as of March 1, 1995, has the right to acquire ownership upon exercise of outstanding stock options within 60 days, 324,034 shares of restricted stock, 128,500 shares owned by Mr. Colussy's spouse and 3,246 shares that Mr. Colussy has the right to acquire within 60 days upon exercise of conversion rights relating to the Company's Convertible Debentures.

                    OWNERSHIP OF COMMON STOCK BY MANAGEMENT

  The following table sets forth the beneficial ownership, as of March 1, 1995, of Common Stock by each of the directors and nominees for director, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group, as reported by such persons. Unless otherwise indicated in a footnote to the table, the director, nominee or executive officer held sole voting and investment power over the shares.

                                                   NUMBER OF SHARES  PERCENTAGE
   NAME                                           BENEFICIALLY OWNED  OF CLASS
   ----                                           ------------------ ----------
Berl Bernhard....................................         8,000            *
John J. Bonasia (1)..............................       182,400            *
Beverly B. Byron.................................         3,000            *
John K. Castle...................................        30,000            *
Dan A. Colussy (1)(2)............................       962,780          5.1%
Gerald M. Czarnecki (1)..........................       137,200            *
William C. Hittinger.............................         4,100            *
James L. Holloway, III...........................         2,000            *
Ronald G. Kiripolsky (1)(3)......................        43,500            *
Richard H. Lange (1).............................       100,656            *
George V. McGowan................................         1,000            *
John H. Moellering (1)...........................        33,300            *
Jack Moseley.....................................        10,000            *
Robert L. Pevenstein (1)(4)......................       193,168            *
Lawrence A. Skantze (5)..........................        18,000            *
All directors and executive officers as a group
 (20 persons) (1)................................     1,879,275          9.9%

--------
 * Less than 1%
(1) The number of shares stated as "beneficially owned" by executive officers includes shares with respect to which such executive officers, as of March 1, 1995, have the right to acquire beneficial ownership within 60 days (a) upon the exercise of outstanding options, if such options are exercised, as follows: Mr. Colussy, 507,000; Mr. Moellering, 22,000; Mr. Bonasia, 135,400; Mr. Pevenstein, 138,625, Mr. Lange, 65,900; Mr. Kiripolsky, 41,000; Mr. Czarnecki, 60,000; and all directors and executive officers as a group, exclusive of the foregoing, 97,062; and (b) upon exercise of conversion rights relating to the Company's Convertible Debentures, as follows: Mr. Colussy, 3,246; and Mr. Pevenstein, 4,543.
(2) The number of shares shown as beneficially owned by Mr. Colussy includes 128,500 shares owned by his spouse, and 324,034 shares of restricted stock.
(3) Mr. Kiripolsky's employment with the Company terminated effective December 31, 1994.
(4) The number of shares shown as beneficially owned by Mr. Pevenstein includes 28,798 shares owned jointly with his spouse, and 1,558 shares held as custodian for his minor children.
(5) The number of shares shown as beneficially owned by Mr. Skantze includes 12,000 shares owned jointly with his spouse.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

  The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents given to them on a regular basis, as well as by operating, financial and other reports made at meetings of the Board of Directors and its committees.

  The Board of Directors has five standing committees: Executive Committee, Audit Committee, Nominating Committee, Management Development and Compensation Committee and Public Responsibility Committee.

  Subject to certain limitations set forth in the Bylaws and applicable law, the Executive Committee may exercise all of the powers of the Board of Directors in the management and direction of the business and affairs of the Company. The present members of the Executive Committee are Mr. Colussy (Chairman), Mr. Castle, Mr. Hittinger, Mr. Holloway and Mr. Moseley. The Executive Committee did not hold a meeting during 1994.

  The Audit Committee recommends to the Board of Directors the engagement of the Company's independent auditors and reviews with the auditors the plan and scope of their audit for each year, the results of the audit when completed and their fees for services performed. The Audit Committee also reviews internal control procedures and meets periodically with the Company's internal auditors to review the results of such procedures. The Audit Committee is composed exclusively of directors who are not officers or employees of the Company. The present members of the Audit Committee are Mr. Hittinger (Chairman), Mr. Holloway, Mr. McGowan and Mr. Skantze. The Audit Committee held four meetings during 1994.

  The Nominating Committee recommends to the Board of Directors possible candidates for election as directors. The present members of the Nominating Committee are Mr. Moseley (Chairman), Mr. Bernhard, Mr. Colussy and Mr. Skantze. The Nominating Committee did not hold a meeting during 1994. The Nominating Committee will consider nominees for director recommended by stockholders. See "Stockholder Proposals and Directors' Nominations for 1996 Annual Meeting" for the procedures to be followed by stockholders in submitting recommendations.

  The Management Development and Compensation Committee fixes and changes salaries and other compensation of the officers of the Company, of any other employee reporting directly to the President and of the heads of the Company's subsidiaries and divisions. Any action taken by the committee in fixing or changing the compensation of officers who are also directors is subject to ratification by the Board of Directors. The committee also administers the Company's employee stock and stock option plans and its Incentive Compensation Plan and assists in management development. The committee is composed exclusively of directors who are not officers or employees of the Company. The present members of the Management Development and Compensation Committee are Mr. Castle (Chairman), Mr. McGowan and Mr. Moseley. The Management Development and Compensation Committee held three meetings during 1994. Reference is made to the "Statement of Management Development and Compensation Committee on Executive Compensation" appearing on page 11 through page 13 of this Proxy Statement.

  The Public Responsibility Committee reviews the Company's policies, plans, programs, positions and accomplishments in areas of significant public interest, such as safety, environmental concerns and minority employment and advancement. The present members of the Public Responsibility Committee are Mr. Holloway (Chairman), Ms. Byron and Mr. Skantze. The Public Responsibility Committee held three meetings during 1994.

  In addition to the above standing committees, the Board of Directors on July 7, 1994 formed a Search Committee, comprised of Messrs. McGowan (Chairman), Bernhard, Castle, and Colussy, to carry on a search for a President and Chief Operating Officer of the Company. The members of the committee personally interviewed a total of fifteen candidates, including four executive officers of the Company, resulting in a recommendation to the Company's Board of Directors in late September 1994 that Gerald M. Czarnecki be elected to that position.

  During the fiscal year ended December 31, 1994, the Board of Directors held eleven meetings. Each incumbent director, during the last fiscal year or, if shorter, during the period for which he or she has been a director, attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings of all committees of the Board on which he or she served. For the Board as a whole, attendance at meetings in 1994 of the full Board of Directors and committees of the Board of Directors was approximately 95%.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company receive no additional compensation for their services as directors or as members of committees of the Board. Cash compensation payable to other directors for services in that capacity under the Outside Directors Compensation Plan currently consists of a retainer of $15,000 per year and a fee of $1,000, plus travel expenses, for each day of each meeting of the Board of Directors attended in person and a fee of $500 for participation in a meeting by telephone. Additional annual retainers of $3,000 and $2,000 are paid to the Chairman of each committee and to each member of a committee, respectively. Members of the committees are also paid a fee of $800 for each committee meeting attended in person and a fee of $400 for participation in a committee meeting by telephone. In addition to any retainer or meeting fees for serving on the Board of Directors or any committee, a director who renders services on behalf of the Company outside of formal meetings is compensated for such services at the rate of $1,000 per day.

  Effective as of July 31, 1987, the Company adopted the Outside Directors Separation from Service Plan (the "Outside Directors Service Plan"). All directors who are not employed by the Company automatically become participants under the Outside Directors Service Plan, but must have served on the Board of Directors for three years before their benefits become vested. Benefits are payable as an annuity, paid in monthly installments, equal to the director's final basic retainer fee, multiplied by a ratio equal to one-tenth of the director's years of service, provided, however, that no director shall receive more than 10 years of service and such ratio shall equal zero until a director completes three years of service. Benefits become payable upon a director's ceasing to serve on the Board of Directors, or upon a director's death in which event benefits are paid to the surviving spouse, if any. Upon a change in control of the Company, as defined, the Company must purchase and distribute to each participating director an annuity sufficient to provide the director's accrued and vested benefit as of the date of such change. All directors not otherwise employed by the Company are participants under the Outside Directors Service Plan.

  Directors are eligible to participate in the Company's group life insurance program.

                             ELECTION OF DIRECTORS

  Ten directors will be elected at the Annual Meeting of Stockholders. All directors are elected for a term of one year to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualify.

  All of the shares represented at the Annual Meeting of Stockholders by properly executed proxies will be voted in accordance with the instructions thereon, if any, and if no instructions are given, the proxy will be voted FOR the election of the ten nominees for director named below. Abstentions and broker non-votes shall not be voted and shall have no effect in respect of the election of directors. All of the nominees for director, other than Mr. Czarnecki, are presently serving as directors of the Company, have agreed to continue to serve if elected and were elected at the 1994 Annual Meeting. If any nominee shall become unavailable to serve as a director prior to the election, the accompanying proxy will be voted for a substitute nominee selected by the Board of Directors of the Company and for the other nominees named below, unless the Board of Directors takes action to reduce the number of directors. The management of the Company has no reason to believe that any nominee will be unable to serve.

  In connection with the consideration of nominations of candidates for election as directors at the 1995 Annual Meeting, the Nominating Committee waived the requirement that James L. Holloway III and William C. Hittinger not be nominated as candidates for election as directors of the Company, having both reached age 70. The Nominating Committee determined that these waivers were in the best interest of the Company because of Admiral Holloway's background and experience in the area of defense programs, in which the Company has a continuing substantial participation, and Mr. Hittinger's strong management and financial background, which continues to be a valuable asset to the Board and the committees on which he serves.

  In respect of the election of directors, the ten nominees receiving the highest number of votes shall be deemed elected. The names of all nominees for the office of director and information about them, as furnished by the nominees themselves, are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE FOLLOWING NOMINEES:

                                 SERVED AS          BUSINESS EXPERIENCE
                                 DIRECTOR         DURING PAST FIVE YEARS
NAME                         AGE   SINCE          AND OTHER DIRECTORSHIPS
----                         --- ---------        -----------------------
Dan A. Colussy..............  63   1981    Chairman and Chief Executive Officer
                                           of the Company since September 1994;
                                           previously Chairman, President and
                                           Chief Executive Officer of the Com-
                                           pany since 1989; previously President
                                           and Chief Executive Officer of the
                                           Company since December 1984; Chair-
                                           man, President and Chief Executive
                                           Officer of Canadian Pacific Air
                                           Lines, Limited from November 1982 un-
                                           til December 1984; Chairman of Colum-
                                           bia Air (airline) from June 1981 to
                                           November 1982; prior to that, Mr.
                                           Colussy served in senior management
                                           positions with Pan American World
                                           Airways for more than five years, in-
                                           cluding that of President and Chief
                                           Operating Officer from 1978 to Decem-
                                           ber 1980; Director of Baltimore Gas
                                           and Electric Company (public utility)
                                           and Blue Cross Blue Shield of Mary-
                                           land, Inc. (health insurance).
Berl Bernhard...............  65   1992    Chairman of the law firm of Verner,
                                           Liipfert, Bernhard, McPherson and
                                           Hand since 1982; partner in the firm
                                           since 1962 (diversified law firm in-
                                           cluding comprehensive domestic and
                                           international aviation practice); Di-
                                           rector of Uniroyal Chemical Company,
                                           Inc. (manufacturer of specialty chem-
                                           icals).
Beverly B. Byron............  62   1993    Independent Consultant since November
                                           1993; Presidential Appointee to Com-
                                           mission on Base Closure & Realign-
                                           ment, January-November 1993; previ-
                                           ously Representative, United States
                                           Congress from January 1979 to January
                                           1993; Director of Baltimore Gas and
                                           Electric Company (public utility),
                                           McDonnell Douglas Corporation (aero-
                                           space), Farmers & Mechanics Bancorp
                                           (banking) and Blue Cross Blue Shield
                                           of Maryland, Inc. (health insurance).

                                 SERVED AS          BUSINESS EXPERIENCE
                                 DIRECTOR         DURING PAST FIVE YEARS
NAME                         AGE   SINCE          AND OTHER DIRECTORSHIPS
----                         --- ---------        -----------------------
John K. Castle..............  54   1986    President, Chief Executive Officer
                                           and Director of Branford Castle, Inc.
                                           (investments) since September 1986;
                                           Chairman, Chief Executive Officer and
                                           Director of Castle Harlan, Inc. (mer-
                                           chant bankers) since June 1987; pre-
                                           viously President and Chief Executive
                                           Officer of Donaldson, Lufkin & Jen-
                                           rette, Inc. (investment bankers); Di-
                                           rector of Sealed Air Corporation
                                           (manufacturer of protective packaging
                                           materials), Delaware Management Hold-
                                           ings, Inc. (investment management),
                                           Delaware Mutual Fund Group (invest-
                                           ments), Quantum Restaurant Group,
                                           Inc. (restaurant holding company)
                                           INDSPEC Chemical Corporation (spe-
                                           cialty chemicals) and Truck Compo-
                                           nents, Inc.
Gerald M. Czarnecki.........  54    --     President and Chief Operating Officer
                                           of the Company since October 1, 1994;
                                           previously Senior Vice President Hu-
                                           man Resources and Administration of
                                           IBM Corporation from May 1993 until
                                           May 9, 1994, Chairman of the Board
                                           and Chief Executive Officer of Bank
                                           of America, FSB from August 1, 1992
                                           until May 1993 and Chairman of the
                                           Board, President and Chief Executive
                                           Officer of HONFED Bank, a Federal
                                           Savings Bank from December 1, 1987
                                           until July 31, 1992.
William C. Hittinger........  72   1986    Retired; previously Executive Vice
                                           President of RCA Corporation (elec-
                                           tronics communications) for more than
                                           five years prior to his retirement in
                                           January 1986; Director of Recognition
                                           International Incorporated (data en-
                                           try equipment), Bethlehem Steel Corp.
                                           (steel) and Bio Technica Internation-
                                           al, Inc. (agricultural seed prod-
                                           ucts).
James L. Holloway III.......  73   1987    President, Naval Historical Founda-
                                           tion (national naval historic preser-
                                           vation) since 1982; previously Presi-
                                           dent, Council of American Flag Ship
                                           Operators (national trade association
                                           representing owners and operators of
                                           U.S. flag vessels), August 1981
                                           through 1989; Admiral, U.S. Navy (Re-
                                           tired) and former Chief of Naval Op-
                                           erations prior to his retirement in
                                           1978.

                                 SERVED AS          BUSINESS EXPERIENCE
                                 DIRECTOR         DURING PAST FIVE YEARS
NAME                         AGE   SINCE          AND OTHER DIRECTORSHIPS
----                         --- ---------        -----------------------
George V. McGowan...........  67   1989    Retired; Chairman of the Executive
                                           Committee, Baltimore Gas and Electric
                                           Company (public utility); previously
                                           Chairman and Chief Executive Officer,
                                           Baltimore Gas and Electric Company
                                           from 1988 until his retirement in
                                           1992; Director of Baltimore Gas and
                                           Electric Company (public utility),
                                           NationsBank, N.A. (banking) and Mc-
                                           Cormick and Company, Inc. (specialty
                                           foods).
Jack Moseley................  63   1987    Retired; previously Chairman, Presi-
                                           dent and Chief Executive Officer,
                                           USF&G Corporation (insurance and fi-
                                           nancial services) for more than five
                                           years prior to his retirement.
Lawrence A. Skantze.........  66   1989    Independent industrial consultant
                                           since August 1987; General, U.S. Air
                                           Force (Retired) and former Commander,
                                           U.S. Air Force Systems Command, July
                                           1984 to August 1987.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table summarizes certain information regarding the Company's compensation of certain executive officers for the last three fiscal years.

                                ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                             -------------------------                     -------------------------
                                                               OTHER       RESTRICTED                     ALL
                                                               ANNUAL         STOCK         STOCK        OTHER
                                                               COMP-         AWARDS        OPTION        COMP-
                             YEAR SALARY ($) BONUS ($)    ENSATION ($) (1)   ($) (2)     AWARDS (#)   ENSATION ($)
NAME AND PRINCIPAL POSITION  ---- ---------- ---------    ---------------- ------------  -----------  ------------
Dan A. Colussy...........    1994  $592,019  $150,000(3)      $42,278       $    702,000          -0-   $24,923(4)
 Chairman, President and
  Chief                      1993   566,294       --           31,422            303,000          -0-    29,634(5)
 Executive Officer           1992   504,558   250,000          36,818            287,500          -0-    29,228
John H. Moellering (6)...    1994   260,344       --           88,852(7)          48,750       60,000   $ 9,000(8)
 Executive Vice Presi-
  dent,                      1993    64,808    22,683             --                 --        20,000       --
 Aviation Services Divi-
  sion                       1992       --        --              --                 --           -0-       --
John J. Bonasia..........    1994   248,308    26,658(3)       62,239                --           -0-   $ 9,000(8)
 Executive Vice Presi-
  dent--                     1993   266,587       --           45,910             30,300          -0-    13,711(8)
 Manufacturing Operations    1992   227,596    86,323          34,306                --           -0-    13,280
Robert L. Pevenstein.....    1994   211,587    57,764(3)       20,365             48,750          -0-   $ 9,000(8)
 Senior Vice President
  and Chief                  1993   206,301       --           10,479             30,300          -0-    12,378(8)
 Financial Officer           1992   182,841    81,000          11,187                --           -0-    11,024
Richard H. Lange.........    1994   195,750    47,104(3)       22,411             48,750          -0-   $ 9,000(8)
 Senior Vice President,      1993   188,414       --           12,493             30,300          -0-    11,305(8)
 General Counsel and Sec-
  retary                     1992   169,023    70,000          10,701                --           -0-    10,162
Ronald G. Kiripolsky (9).    1994   200,519    46,638(3)       31,691             48,750          -0-   $ 9,000(8)
 Senior Vice President--     1993   186,550       --           13,887                --        20,000    11,193(8)
 Overhaul Operations         1992   153,615    63,000          73,165                --        22,000     9,363

--------
(1) The Company also provides certain perquisites and other personal benefits. The aggregate dollar cost to the Company of the perquisites and other personal benefits in each of the represented years did not exceed the lesser of $50,000 or 10% of the amount reflected in the Salary and Bonus columns for any of the named executive officers.
(2) As of December 31, 1994, Messrs. Colussy, Moellering, Bonasia, Pevenstein and Lange held 252,000, 5,000, 11,000, 15,000 and 15,000 shares of restricted stock having a value of $1,480,500, $29,375, $64,625, $88,125 and $88,125, respectively, based upon a $5.875 per share closing price of the Company's Common Stock as reported on the New York Stock Exchange as of December 30, 1994, the last trading day of the fiscal year. Dividends are paid on all restricted shares to the same extent as any other shares of the Company's Common Stock. In connection with the awards of restricted stock in 1994 and 1993, each of the named executive officers cancelled an equal number of stock options without compensation.
(3) In July 1994, the Compensation Committee authorized payment of special awards to certain executive officers and key employees of the Company in recognition of their exceptional performance during 1993 on specific projects that were of major benefit to the Company. These awards were not part of the Incentive Compensation Plan of the Company, under which no bonuses were earned in respect of 1993.
(4) Includes Company contributions under the Company's 401(k) Retirement Income Savings Plan of $9,000 and an insurance premium of $15,923 paid by the Company in respect of life insurance coverage for the benefit of Mr. Colussy.
(5) Includes Company contributions under the Company's 401(k) Retirement Income Savings Plan of $13,711 and an insurance premium of $15,923 paid by the Company in respect of life insurance coverage for the benefit of Mr. Colussy.
(6) Mr. Moellering joined the Company in 1993.
(7) Includes reimbursement of relocation costs of $38,767.
(8) Company contributions under the Company's 401(k) Retirement Income Savings Plan.
(9) Mr. Kiripolsky's employment with the Company terminated effective December 31, 1994.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information with respect to grants made by the Company of stock options to the named executive officers of the Company pursuant to the Company's stock option plans during the last fiscal year.

                                                                          POTENTIAL REALIZED VALUE
                                                                           AT ASSUMED ANNUAL RATES
                                                                         OF STOCK PRICE APPRECIATION
                                                                               FOR OPTION TERM
                                       INDIVIDUAL GRANTS                         SHOWN BELOW
                         ----------------------------------------------- ----------------------------
                         NUMBER OF
                         SECURITIES
                         UNDERLYING    % OF TOTAL    EXERCISE
                          OPTIONS    OPTIONS GRANTED OR BASE
                          GRANTED    TO EMPLOYEES IN  PRICE   EXPIRATION
     NAME                   (#)        FISCAL YEAR    ($/SH)     DATE       5% ($)        10% ($)
     ----                ----------  --------------- -------- ---------- ------------- --------------
Dan A. Colussy..........      -0-          --           --           --            --            --
John H. Moellering......   10,000(1)       2.5%       $9.75   04/06/2004 $      61,317 $     155,390
                           50,000(1)      12.4%       $5.94   10/28/2004 $     186,728 $     473,341


John J. Bonasia.........      -0-          --           --           --            --            --
Robert L. Pevenstein....      -0-          --           --           --            --            --
Richard H. Lange........      -0-          --           --           --            --            --
Ronald G. Kiripolsky....      -0-          --           --           --            --            --

--------
(1) Of each stock option grant, 20% becomes exercisable in five annual installments on the first day of each year following the date of grant.

AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION VALUE

  The following table sets forth, on an aggregate basis, certain information concerning each exercise of stock options during the last fiscal year by each of the named executive officers, and the fiscal year-end value of unexercised stock options.

                                                                 NUMBER OF      VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS IN-THE-MONEY OPTIONS
                                                                FY-END (#)           FY-END ($)
                         SHARES ACQUIRED                       EXERCISABLE/         EXERCISABLE/
NAME                     ON EXERCISE (#) VALUE REALIZED ($)    UNEXERCISABLE       UNEXERCISABLE
----                     --------------- ------------------ ------------------- --------------------
Dan A. Colussy..........         *                *           579,034/15,000       $840,697/9,960
John H. Moellering......         *                *            22,000/58,000                  0/0
John J. Bonasia.........         *                *           135,400/13,600       222,311/19,516
Robert L. Pevenstein....         *                *           146,125/11,375       150,774/16,806
Richard H. Lange........         *                *               73,400/600         91,273/1,079
Ronald G. Kiripolsky....         *                *                 41,000/0             12,675/0

--------
* None of the named executive officers exercised stock options during 1994.

DEFINED BENEFIT PLANS--PENSION PLAN TABLE

  The Company has a non-tax-qualified Supplemental Executive Retirement Plan for Key Employees (the "Supplemental Retirement Plan"), adopted as of December 22, 1983 for the purpose of attracting experienced executives to the Company, who typically must give up retirement benefits in leaving their employment to join the Company. The following table sets forth examples of the annual benefits payable under the Company's Supplemental Retirement Plan upon retirement for certain specified levels of final average base compensation and years of service:

                                             YEARS OF SERVICE
        FINAL AVERAGE          --------------------------------------------------------
      BASE COMPENSATION           4              6              8              10
      -----------------        --------       --------       --------       --------
   $200,000................    $ 48,000       $ 72,000       $ 96,000       $120,000
    300,000................      72,000        108,000        144,000        180,000
    400,000................      96,000        144,000        192,000        240,000
    600,000................     144,000        216,000        288,000        360,000
    800,000................     192,000        288,000        384,000        480,000

  Benefits under the Supplemental Retirement Plan are payable in monthly installments, equal to 60% of the person's final average base compensation multiplied by a ratio equal to one-tenth of the participant's years of service, provided, however, that no participant shall receive more than 10 years of service and such ratio shall equal zero until a participant completes two years of service. Final average base compensation is defined as the average of the employee's annual base salary (as set forth in the salary column of the Summary Compensation Table above) for the three calendar years that produce the highest annual rate of base salary out of the ten calendar years prior to termination of employment or retirement. Benefit payments are not subject to any offset for Social Security benefits. Benefits become payable upon a participant's attaining age 65, or upon a participant's death, in which event benefits are paid to the surviving spouse, if any. However, at a participant's election, a reduced level of benefits may become payable upon a termination of employment for a reason other than cause after attaining age 55. Upon a change in control of the Company, as defined, the Company must purchase and distribute to each participant an annuity sufficient to provide the participant's accrued and vested benefit as of the date of such change. The Supplemental Retirement Plan is financed through life insurance, with the intent of realizing recovery by the Company of plan payments and related costs. Messrs. Colussy, Bonasia, Pevenstein, Lange and Kiripolsky are each participants under the Supplemental Retirement Plan. As of March 1, 1995, Mr. Colussy was fully vested under the plan and Messrs. Bonasia, Pevenstein, Lange and Kiripolsky were credited with 6.7, 7.4, 7.6 and 3.8 years of service, respectively.

EMPLOYMENT CONTRACTS AND OTHER TRANSACTIONS

  Dan A. Colussy, Chairman and Chief Executive Officer of the Company, is serving under an employment agreement whose term was automatically extended for one year. In the event of his disability, Mr. Colussy will be entitled to an annual disability benefit of $150,000 until age 65. The Company is required to provide Mr. Colussy life insurance coverage of $1,000,000 at the Company's expense.

  Mr. Colussy's employment agreement provides for varying severance benefits, including base salary, additional service credit, coverage under employee benefit plans for a minimum of three years, vesting of stock options and restricted stock awards, and some relocation expenses, upon certain events of termination of employment, such as termination after a change in control or election by the Company not to renew Mr. Colussy's employment agreement at a renewal date prior to Mr. Colussy's 65th birthday.

  The Company has also entered into agreements with certain key employees, including Messrs. Bonasia, Pevenstein, Lange and Kiripolsky providing benefits for a period of three years following a change in control of the Company as defined in the agreements, including continued employment for a specified period and vesting of stock options and restricted stock awards. In addition, these agreements provide the employee an election to terminate his employment up to one year after a change in control, which will result in a continuation of salary and benefits for two years following the date of such termination.

  In connection with the termination of Mr. Kiripolsky's employment at the end of 1994, the Company and Mr. Kiripolsky entered into a severance agreement pursuant to which the Company made a lump sum payment of $216,000 (equal to one year's base salary) to Mr. Kiripolsky. In addition, under the severance arrangement, Mr. Kiripolsky's restricted stock vested and he was granted the right to exercise stock options that vest through 1995 for 90 days after December 31, 1995.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Bonasia, an executive officer of the Company, has an outstanding loan from the Company the balance of which, as of February 1, 1995, was $100,000. The proceeds of the loan were used to facilitate the purchase of his home when he relocated to the Annapolis area and is evidenced by a demand promissory note that bears interest at the rate of 12% per annum. Mr. Knapp, an executive officer of the Company, is indebted to the Company in the amount of $145,000, as of February 1, 1995, pursuant to a loan which bears interest at the annual rate of 10%. The proceeds of the loan were used to facilitate the purchase of a home in connection with his relocation to the Annapolis area.

COMPLIANCE WITH SECTION 16(A)

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership. Based solely on its review of copies of the forms received by it, or written representations from certain reporting persons that they were not required to file Form 5s, the Company believes that during 1994, all filing requirements were complied with on a timely basis.

  STATEMENT OF MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE ON EXECUTIVE
                                  COMPENSATION

  The Company has required that a substantial portion of the compensation of its executives and other key employees shall be at risk, based on the financial performance of the Company against specific goals established by the Board of Directors.

  Under the Company's Incentive Compensation Plan, the Compensation Committee establishes early each year the business attainment goals to be achieved by the Company and each of its operating divisions during the year. Incentive compensation awards for attaining each of these goals can amount to 50% or more of the base salary (or 33% or more of total compensation) of the Company's executives, and 30% or more (or 25% or more of total compensation) for participating key employees of its operating divisions.

  The performance of both the Company (or, as applicable, each operating division) and the individual executive or key employee are further considered in connection with discretionary awards under the Plan, which can amount to 20% or more of the award for business goal attainment. As a result, 37.5% or more of the total compensation of the Company's executives is at risk related to the financial performance of the Company and, more generally, to their individual performance.

  In keeping with this performance concept, however, the Committee has the authority to recognize exceptional performance on an individual basis even when the Plan's numerical criteria are not met. Accordingly, the Committee authorized separate incentive payments to a small number of executives who made a particularly meaningful contribution to the Company in 1993.

  Company performance, as related to the market price of its stock, is also the only element in the Company's long term incentive compensation policy for executives and key employees since the Company has no incentive plan providing long term cash compensation. Under the Company's stock plans, approved by its stockholders and administered by the Compensation Committee, executives and participating key employees receive incentives in the form of stock options, valued at the market price of the Company's stock at time of grant, and, on a more limited basis, in the form of restricted stock. These incentives are potentially substantial, based entirely on increases in the price of the Company's stock over a period of years in the future. Such options and restricted stock vest over a period of five years and, in the case of options, can be exercised, as vested, over a ten year period, providing longer term performance based incentives.

  The Company's stock option program has a feature which the Compensation Committee believes to be a feature of a relatively small number of option plans: the requirement that a participant purchase with his or her own funds, on the open market, a number of shares equal to 25% of his or her award, and hold that stock in order to be eligible to exercise any portion of the option. Thus, each executive and key employee of the Company who is a participant in the option program personally has a substantial economic stake in the performance of the Company as reflected in the price of its stock, thus further aligning the interests of executives and key employees with those of the Company's stockholders.

  This performance orientation is also considered by the Compensation Committee in establishing base salary compensation for the executives of the Company and the heads of its operating divisions. The degree to which the performance of the Company as a whole may be a consideration in determining salary level necessarily increases with the level of responsibility of the executive or key employee.

THE COMPANY'S CHIEF EXECUTIVE OFFICER

  The compensation of the Company's Chief Executive Officer is established by the Compensation Committee, and in accordance with Company policy must be ratified by the entire Board of Directors. The Chief Executive Officer is responsible to the Board for both the current performance and the future prospects of the Company as a whole. It is on this basis, and in the light of his performance of that responsibility, that his base salary, the discretionary portion of his incentive awards, if any, and his stock option and restricted stock awards are established.

  The current performance of the Company extends in many directions beyond its day to day operations; it includes the relationship between the Company and its several key constituencies, including investors, media, financial sources and federal and state governments and regulatory agencies, as well as the Company's relationships with its customers and within each of the industries in which it is engaged. The current performance of the Company also entails an ongoing deep involvement in developments affecting each of those industries. The current performance of the Company also includes its day to day operations, including substantial investment and policy decisions, the monitoring of the results of operations, the development of opportunities, the remedy of problems and the resolution of issues.

  Of particular importance to the Compensation Committee in establishing the compensation of the Chief Executive Officer for 1994 were his direction and leadership in the Company's responses to a continuing and substantial decline in the industries it serves, from airlines to defense, and that the Company as a whole had fared well in the face of recession related problems in its customer industries. Specifically in 1993, the Chief Executive Officer directed an acquisition program to increase Company size while taking advantage of depressed acquisition prices for companies in the aviation industry, and took steps to both finance the Company's acquisition program and reduce its cost of capital.

  The Compensation Committee also considered the future prospects of the Company in establishing the Chief Executive Officer's base compensation for 1994, including actions taken and policies established throughout the first quarter of the year to enhance those prospects. These included the continued simplification of operating and staff organizations, the reduction of debt and the selective improvement of executive staff.

  As the year developed, and industry conditions did not improve as expected, the Chief Executive Officer made a difficult decision to restructure the Company. As a result of these circumstances, the overall performance of the Company for the full year, against earnings per share and return on invested capital goals established by the Compensation Committee early in the year, was insufficient to make an award to the Chief Executive Officer under the Company's Incentive Compensation Plan for 1994.

COMPANY EXECUTIVE OFFICERS

  The Compensation Committee has followed generally similar criteria in establishing the compensation of the executive officers of the Company reporting to the Chief Executive Officer, including those named above in this proxy statement. In a real sense, the performance of each of these officers directly affects the performance of the Company, even though their responsibilities and areas of action are relatively defined and, in most cases, somewhat specialized.

  With regard to the executive officers of the Company as a group for purposes of this statement, the Compensation Committee establishes their base salary within salary ranges derived from publicly available survey data that is principally industry and occupationally specific. The individual executive's performance of his responsibilities is used to establish his salary level within that range. The Compensation Committee relies on appropriate corporate staff input, primarily as to salary ranges, and the recommendations of the Company's Chief Executive Officer regarding individual performance and salary level for each of the executive officers of the Company.

  As with the Chief Executive Officer of the Company, the incentive compensation of each of the executive officers for 1994 was contingent on business goal attainment and represented a substantial at risk proportion of his total compensation that was dependent on the financial performance of the Company against specific goals that were established by the Compensation Committee for the year. As with the Chief Executive Officer, the Company performance measures for non-discretionary incentive awards in respect of 1994 were based on earnings per share and return on invested capital. In addition, also representing at risk compensation, the discretionary award to each executive officer would have been dependent on Company performance within his area of responsibility and his individual performance both generally and with regard to the attainment of specific goals established with each executive.

  However, as stated above for the Company's Chief Executive Officer, the earnings per share and return on invested capital of the Company were not sufficient to give rise to the making of Incentive Compensation Plan awards for 1994.

  Also at risk, and dependent on the performance of the Company as reflected in the market price of its stock, is the long term stock based compensation potentially available to executives. The Compensation Committee determines the stock option and restricted stock awarded to those executives based principally on the individual performance of their responsibilities and the importance of that performance with respect to the future prospects of the Company.

  Regulations of the Internal Revenue Service are not final regarding performance based compensation for purposes of the Company's deduction of compensation for the Chief Executive Officer of the Company, or other executive officers, in excess of $1 million in any one fiscal year. Such limit has not yet been approached with respect to the Chief Executive Officer or other executive officers of the Company. For these reasons, the Compensation Committee has not yet developed a policy with regard to preserving such deductibility. The Compensation Committee will consider such a policy when final regulations are issued by the Internal Revenue Service.

                                          Management Development and
                                           Compensation Committee

                                          John K. Castle, Chairman
                                          George V. McGowan
                                          Jack Moseley

  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG UNC INCORPORATED, NYSE
                    MARKET VALUE INDEX AND PEER GROUP INDEX


                              [GRAPH APPEARS HERE]

                                               NYSE           PEER
Measurement Period           UNC,              MARKET VALUE   GROUP
(Fiscal Year Covered)        INCORPORATED      INDEX          INDEX
---------------------        ------------      ------------   -------
Measurement Pt-12/31/1989    $100.00           $100.00        $100.00
FYE 12/31/1990               $ 64.29           $ 95.92        $ 63.28
FYE 12/31/1991               $114.29           $124.12        $ 60.99
FYE 12/31/1992               $104.76           $129.96        $ 50.59
FYE 12/31/1993               $178.57           $147.56        $ 56.10
FYE 12/31/1994               $114.29           $144.69        $ 54.71

  The foregoing chart shows the value of $100 invested on January 1, 1990 in Company Common Stock, in the New York Stock Exchange ("NYSE") Market Value Index and in a peer group comprised of companies that participate in the same industries in which the Company now participates. The chart is compiled on a "total return" basis, including not only year to year appreciation, or depreciation, in the price of the stocks represented on the chart, but also assuming the reinvestment of dividends paid during each year. The Company does not pay any dividends.

  The companies comprising the NYSE index represent a diverse cross section of industries in the United States. The index is generally used to portray the price levels of stocks listed on the NYSE, and does not purport to afford a direct comparison of such companies with the Company. Companies in the peer group are AAR Corp., Barnes Group, Inc., Ducommun Incorporated and Sequa, Inc. Ryder Systems, Inc. was included in the peer group in earlier years but has been excluded because, with its disposition of Aviall, Inc. in the last quarter of 1993, Ryder no longer participates in the same industries as the Company.

  The Company has been engaged in a restructuring during this period, most recently selling and discontinuing its environmental businesses and beginning the shut down of its Naval Products nuclear propulsion facilities in mid-1990. The year 1991 was the first full year of the Company's operation as solely an aviation related business.

  Also, it should be noted that the chart shows information relating only to stock prices. It does not purport to show information directly relating to the business or economic performance of any of the companies, including the Company, as to which stock price information is shown.

                      RATIFICATION OF INDEPENDENT AUDITORS

  KPMG Peat Marwick were previously the principal certifying accountants for the Company. Following discussions between KPMG Peat Marwick and representatives of the Company, the parties determined that KPMG Peat Marwick would cease to serve as the Company's auditors effective February 22, 1994. The Company's Audit Committee was advised of these discussions and approved of this action.

  In connection with the audits of the Company's consolidated financial statements for each of the fiscal years ended December 31, 1993 and 1992, and in the subsequent interim period through February 22, 1994, there were no disagreements between the Company and KPMG Peat Marwick on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements, if not resolved to KPMG Peat Marwick's satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

  The audit report of KPMG Peat Marwick on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 1993 and 1992, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that, as required with respect to changes in accounting principles, the 1993 audit report made reference to the Company's adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statement on Financial Accounting Standards No. 109, Accounting for Income Taxes.

  Members of the management of the Company interviewed four of the "Big 6" public accounting firms and requested that two of these firms present proposals to the Audit Committee. On March 17, 1994, the two firms presented their proposals to the Audit Committee, which, after due consideration, recommended to the Company's Board of Directors that the firm of Coopers & Lybrand be appointed as the Company's independent accountants for the year ending December 31, 1994. The Board of Directors approved of the appointment of the firm of Coopers & Lybrand on March 21, 1994, which approval was ratified by the Company's shareholders at the annual meeting of shareholders held on April 29, 1994.

  The following resolution concerning appointment of independent auditors will be offered at the 1995 Annual Meeting of Stockholders:

    "RESOLVED, that the appointment by the Board of Directors of the Company of Coopers & Lybrand to audit the accounts of the Company and its subsidiaries for the year ended December 31, 1995, is hereby ratified."

  The ratification of auditors is not required to be submitted to a vote of the stockholders, but the Board of Directors has elected to seek ratification of its selection by the stockholders. The enclosed proxy will be voted as specified, but if no specification is made it will be voted in favor of adopting the resolution of ratification. If the stockholders do not ratify this appointment, other firms of certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

  One or more representatives of Coopers & Lybrand (a) are expected to be present at the meeting; (b) will have an opportunity to make a statement if they desire to do so; and (c) are expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS
PROPOSAL.

    STOCKHOLDER PROPOSALS AND DIRECTORS' NOMINATIONS FOR 1996 ANNUAL MEETING

  Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Company's proxy statement and form of proxy for the 1996 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at 175 Admiral Cochrane Drive, Annapolis, Maryland 21401-7394, on or before November 21, 1995. In addition, the Bylaws of the Company require notice of any stockholder proposal, whether or not inclusion is sought in the Company's proxy statement, to be made in writing to the Secretary of the Company and must be received at the executive offices of the Company not less than 90 days in advance of the date of the Company's proxy statement in connection with the previous year's Annual Meeting of Stockholders. The Bylaws of the Company also require that nominations of candidates for election as directors by stockholders must be submitted in writing to the Secretary of the Company and must be received at the executive offices of the Company not less than 90 days in advance of the date of the Company's proxy statement in connection with the previous year's Annual Meeting of Stockholders.

                                 OTHER MATTERS

  The cost of soliciting proxies for the Annual Meeting of Stockholders will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telegraph or cable. The Company also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of the Company's securities and will reimburse those persons for forwarding the material. The Company has retained the firm of Chemical Bank to assist in soliciting proxies from the Company's stockholders by written and oral communications. Such firm will be paid customary compensation for these services, anticipated to be approximately $6,000.

  It is intended that as to any other matter or business which may be brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same. The management does not know of any such other matter or business.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL OWNER OF ITS SHARES, UPON SUCH STOCKHOLDER'S WRITTEN REQUEST, A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED

DECEMBER 31, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR COPIES SHOULD BE ADDRESSED TO RICHARD H. LANGE, UNC INCORPORATED, 175 ADMIRAL COCHRANE DRIVE, ANNAPOLIS, MARYLAND 21401-7394. THE ANNUAL REPORT ON FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                          By Order of the Board of Directors

                                               Richard H. Lange
                                                  Secretary

March 24, 1995

PROXY

                               UNC INCORPORATED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby constitutes and appoints DAN A. COLUSSY and RICHARD
H. LANGE, and either of them, his or her attorneys, agents and proxies with full power of substitution, to vote all shares of the Common Stock of UNC INCORPORATED (the "Company") which he or she is entitled to vote upon the matters which properly may come before the 1995 Annual Meeting of Stockholders of the Company to be held at 10:00 A.M., local time, on April 28, 1995, at the Park Hyatt Hotel, 24th at M Street, N.W., Washington, D.C. 20037, and at any adjournment thereof.

                 (continued and to be signed on reverse side)

                                                                 [X] Please mark
                                                                     your votes
                                                                      as this

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR ITEM 2, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.


----------------------
       COMMON

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS
                                AND FOR ITEM 2


Item 1--Election of Directors         WITHHOLD
   FOR all nominees named           AUTHORITY to
    (except as marked to            vote for all
       the contrary)               nominees named
            [ ]                          [ ]

Names of Nominees: BERL BERNHARD, BEVERLY B. BYRON, JOHN K. CASTLE, DAN A. COLUSSY, GERALD M. CZARNECKI, WILLIAM C. HITTINGER, JAMES L. HOLLOWAY III, GEORGE V. McGOWAN, JACK MOSELEY, LAWRENCE A. SKANTZE (Instruction. To withhold your vote for any individual nominee, write that nominee's name on the following line):


--------------------------------------------------------------------------------
    PLEASE DATE, SIGN AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

                              For   Against   Abstain
Item 2--Ratification of       [ ]     [ ]       [ ]
the appointment of
independent auditors.



Signature(s)                                                Date
---------------------------------------------------------        ---------------

Please sign your name exactly as it appears hereon. In the case of joint owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title as such.